Exhibit 99.5

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 30, 2021 (the “Effective Date”), is made by and between Epsilon Acquisitions LLC, a Delaware limited liability company (the “Seller”), and Drumcliffe Partners IV SMA1, LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Seller owns 1,138,245 shares (the “Purchased Securities”) of common stock (the “Common Stock”), par value $0.0001 per share of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”);

WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Purchased Securities, in exchange for an aggregate purchase price of $5,570,000 (the “Purchase Price” and such transfer, the “Transfer”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Sale and Purchase of Purchased Securities.

1.1. Sale and Purchase. Subject to the terms and conditions of this Agreement, the Seller hereby sells, conveys, assigns and delivers to the Purchaser and the Purchaser hereby purchases from the Seller, all of the Seller’s right, title and interest in the Purchased Securities and all rights and benefits incident thereto under the registration rights pertaining to the Purchased Securities set forth in that certain Second Amended and Restated Registration Rights Agreement dated as of March 18, 2016, as amended and restated as of October 1, 2016 and further amended and restated as of August 10. 2017 by and among the Company, and the Seller and Minera del Norte S.A. de C.V., a Mexican societe anonime (the “Rights Agreement,” and together with (i) this Agreement, (ii) the Assignment and Assumption Agreement and Amendment of the Rights Agreement (the “Assignment of Rights Agreement”) entered into by the Seller, the Purchaser and the Company relating to the assignment and assumption of the Rights Agreement to the Purchaser, and (iii) the Escrow Agreement (the “Escrow Agreement”) entered into by the Seller, the Purchaser and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agent”) relating to the appointment of the Escrow Agent and the procedure for the Transfer, the “Transaction Agreements”), in exchange for the Purchase Price.

1.2. Seller Deliveries. Concurrent herewith, the Seller shall:

(a) Deliver to the Escrow Agent or such other designated custodian: (i) an instrument of transfer, transferring title to the Purchased Securities to the Purchaser (or to an assignee of Purchaser who has executed an assignment agreement in form and substance acceptable to Seller), (ii) the original stock certificate or certificates, if any, evidencing the Purchased Securities, and (iii) if requested by the Escrow Agent, a completed transfer request form with signature guarantee in a form acceptable to the Escrow Agent;

(b) Deliver a letter of direction to the Company directing the Company to reregister the Purchased Securities in the name of the Purchaser; and

(c) Execute and deliver to the Purchaser: (i) the Assignment of Rights Agreement, (ii) the Escrow Agreement, and (iii) assignment agreements assigning Purchaser’s interest in this Agreement and the Rights Agreement to Purchaser’s members.

1.3. Purchaser Deliveries. Concurrent herewith, the Purchaser shall:

(a) Deliver the Purchase Price to the Escrow Agent by wire transfer in immediately available funds in accordance with the Escrow Agreement; and

(b) Execute and deliver to the Seller: (i) the Assignment of Rights Agreement, (ii) the Escrow Agreement, and (iii) assignment agreements assigning Purchaser’s interest in this Agreement and the Rights Agreement to Purchaser’s members.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof as follows:

2.1. Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and the other Transaction Agreements, and the execution and delivery of the Transaction Agreements and the performance by the Seller of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of the Seller and, if applicable, its equity holder(s). The Transaction Agreements constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2. Title to the Purchased Securities. The Seller is the owner of the Purchased Securities with good and valid title thereto. The Purchased Securities are free and clear of any encumbrances, pledges, liens, security interests, restrictions on transfer or voting, claims or equitable interests (collectively, “Encumbrances”), other than as set forth in Sections 2.7(c) and 2.8(a)(iii) of the Rights Agreement (“Permitted Encumbrances”). Upon transfer of the Purchased Securities to the Purchaser, against payment therefor as contemplated hereby, the Purchaser will acquire ownership of the Purchased Securities free and clear of any Encumbrances other than Permitted Encumbrances. The Seller is not a guarantor, surety or otherwise liable, either directly, indirectly or contingently, for any indebtedness, liability or obligations of any other Person (defined below).

2.3. Seller’s Acquisition of the Purchased Securities. The Purchased Securities were originally acquired from the Company and fully paid for by the Seller (or deemed acquired and fully paid for in accordance with Rule 144 under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) at least one year prior to the date of this Agreement. The Purchased Securities may be transferred from the Seller to the Purchaser pursuant to Rule 144 under the Securities Act.

2.4. No Conflicts; Advice. Assuming compliance by the Purchaser with this Agreement and applicable securities laws, including, without limitation, the Securities Act , none of the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, violates or will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, authority or body, or court to which the Seller or any of the Seller’s affiliates is subject or any provision of the Seller’s limited liability agreement and other constituent documents, or conflict with, violate or constitute a default under any agreement to which the Seller or any of the Seller’s affiliates is a party. The Seller has independently evaluated the merits of its decision to sell the Purchased Securities pursuant to this Agreement, such decision has been independently made by the Seller, and the Seller confirms that it has relied only on the advice of its own business and/or legal counsel in making such decision.

2.5. No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Seller, threatened against the Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay the Transfer or result in an Encumbrance on the Purchased Securities.

2.6. Consents; Compliance with Laws. Except as provided in the Transaction Agreements, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency, authority or body or other entity, organization or individual (each a “Person”) is required for the valid authorization, execution, delivery and performance by the Seller of the Transaction Agreements and the consummation by the Seller of the transactions contemplated hereby or thereby. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3, the Seller hereby represents and warrants that the sale and purchase of the Purchased Securities pursuant to this Agreement is being made in compliance with all laws and regulations (including applicable securities laws) applicable to the Seller.

2.7. Bankruptcy. The Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization in any jurisdiction.

2.8. No Broker. The Seller has not created any obligation for the payment of a brokerage commission, finder’s fee or other like payment by the Purchaser or the Company in connection with the transactions contemplated hereby.

2.9. Sophisticated Seller. Seller (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Securities, (c) has independently and without reliance (other than reliance upon the terms of this Agreement) upon the Purchaser or any other Person, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller acknowledges that neither the Purchaser nor any of its affiliates and representatives is acting as a fiduciary or financial or investment adviser to Seller, and has not given Seller any investment advice, opinion or other information on whether the sale of the Purchased Securities is prudent. Seller acknowledges that (i) the Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to Seller and that may be material to a decision to sell the Purchased Securities that has not been publicly disclosed or is not required to be disclosed by the Purchaser pursuant to the terms of this Agreement or otherwise (“Seller Excluded Information”), (ii) Seller has determined to sell the Purchased Securities notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) the Purchaser shall have no liability to Seller, and Seller waives and releases any claims that it might have against the Purchaser whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Purchased Securities and the transactions contemplated by this Agreement. Seller acknowledges the price for the Purchased Securities may not reflect their actual value and may significantly appreciate or depreciate over time and by agreeing to sell the Purchased Securities to the Purchaser pursuant to this Agreement, Seller acknowledges that Seller is giving up the opportunity to sell the Purchased Securities at a possible higher price in the future. Seller hereby waives any and all claims and causes of action now or hereafter arising against the Purchaser based upon or relating to the value of the Company or the Purchased Securities and further covenants not to sue the Purchaser or its directors, managers, members, officers, agents, representatives, affiliates or employees for any loss, damage or liability arising from or relating to the business or operations of the Company or the value of the Company or the Purchased Securities. Seller is aware of the tax consequences associated with the Transfer of the Purchased Securities under this Agreement. Seller understands that the Purchaser, in buying the Purchased Securities, is relying on the accuracy and truth of the foregoing representations, warranties and acknowledgments, and Seller hereby consents to such reliance.

2.10. No Reliance. The Seller has not relied upon any representation or warranty by the Company or the Purchaser, or any their respective directors, managers, members, officers, agents, representatives, affiliates or employees, in connection with this Agreement or the transactions contemplated hereby other than those expressly set forth in Section 3 of this Agreement. The representations and warranties by the Purchaser expressly set forth in Section 3 constitute the sole and exclusive representations and warranties of any kind of the Purchaser in connection with the transactions contemplated hereby, and Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express or implied, oral or written, are specifically disclaimed by the Purchaser.

SECTION 3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof as follows:

3.1. Organization; Authority. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of the Purchaser and, if applicable, its equity holder(s). The Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2. Investment Intent. The Purchaser is acquiring the Purchased Securities for investment for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution, resale or public offering of the Purchased Securities or any part thereof in violation of the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person with respect to the Purchased Securities.

3.3. Investment Experience. The Purchaser (a) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment such as an investment in the Purchased Securities and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (b) has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Purchased Securities and has no need for liquidity in such investment and (c) understands the terms of and risks associated with the acquisition of the Purchased Securities, including, without limitation, a lack of liquidity, and risks associated with the industry in which the Company operates.

3.4. Purchaser Status. At the time the Purchaser was offered the Purchased Securities, it was, and as of the date hereof it is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser is not, nor is it required to be registered as, a Broker-Dealer under Section 15 of the Securities Exchange Act of 1934, as amended.

3.5. No Conflicts; Advice. Assuming compliance by the Seller with this Agreement and applicable securities laws, including, without limitation, the Securities Act, none of the execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby does or will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, authority or body, or court to which the Purchaser is subject or any provision of the Purchaser’s limited liability company agreement and other constituent documents, or conflict with, violate or constitute a default under any agreement to which the Purchaser is a party. The Purchaser has independently evaluated the merits of its decision to purchase the Purchased Securities pursuant to this Agreement, such decision has been independently made by the Purchaser and the Purchaser confirms that it has relied only on the advice of its own business and/or legal counsel in making such decision.

3.6. No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Purchaser, threatened against such Purchaser which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay the Transfer.

3.7. Consents; Compliance with Law. Except as provided in the Transaction Agreements, no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency, authority or body or other Person is required for the valid authorization, execution, delivery and performance by the Purchaser of each of the Transaction Agreements and the consummation by the Purchaser of the transactions contemplated hereby or thereby. Assuming the accuracy of the representations and warranties of the Seller set forth in Section 2, the Purchaser hereby represents and warrants that the sale and purchase of the Purchased Securities pursuant to this Agreement is being made in compliance with all laws and regulations (including applicable securities laws) applicable to the Purchaser.

3.8. Sophisticated Purchaser. The Purchaser (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Securities, (c) has independently and without reliance (other than reliance upon the terms of and representations set forth in this Agreement) upon the Seller or any other Person, and based on such information and the advice of such advisors as the Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges that neither the Seller nor any of its affiliates and representatives is acting as a fiduciary or financial or investment adviser to the Purchaser, and has not given the Purchaser any investment advice, opinion or other information on whether the purchase of the Purchased Securities is prudent. The Purchaser acknowledges that (i) the Seller currently may have, and later may come into possession of, information with respect to the Company that is not known to the Purchaser and that may be material to a decision to purchase the Purchased Securities that has not been publicly disclosed or is not required to be disclosed by the Seller pursuant to the terms of this Agreement (“Purchaser Excluded Information”), (ii) the Purchaser has determined to purchase the Purchased Securities notwithstanding its lack of knowledge of the such Purchaser Excluded Information and (iii) the Seller shall have no liability to the Purchaser, and the Purchaser waives and releases any claims that it might have against the Seller whether under applicable securities laws or otherwise, with respect to the nondisclosure of the such Purchaser Excluded Information in connection with the sale of the Purchased Securities and the transactions contemplated by this Agreement. The Purchaser acknowledges the price for the Purchased Securities may not reflect their actual value and may significantly appreciate or depreciate over time. The Purchaser hereby waives any and all claims and causes of action now or hereafter arising against the Seller based upon or relating to the value of the Company or the Purchased Securities and further covenants not to sue the Seller or its directors, managers, members, officers, agents or affiliates for any loss, damage or liability arising from or relating to the business or operations of the Company or the value of the Company or the Purchased Securities. The Purchaser is aware of the tax consequences associated with the transfer of the Purchased Securities under this Agreement. The Purchaser understands that the Seller, in selling the Purchased Securities, is relying on the accuracy and truth of the foregoing representations, warranties and acknowledgments, and the Purchaser hereby consents to such reliance.

3.9. No Reliance. The Purchaser has not relied upon any representation or warranty by the Company or the Seller or any their respective directors, managers, members, officers, agents, representatives, affiliates or employees in connection with the Transaction Agreements and the transactions contemplated hereby or thereby, other than those expressly set forth in Section 2 of this Agreement. The representations and warranties by Seller expressly set forth in Section 2 constitute the sole and exclusive representations and warranties of any kind of the Seller in connection with the transactions contemplated hereby, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express or implied, oral or written, are specifically disclaimed by Seller. The Purchaser specifically acknowledges and agrees that, except for the representations and warranties of Seller expressly set forth in Section 2, the Purchaser is acquiring the Purchased Securities and Seller’s right, title and interest in the Purchased Securities on an “as is, where is” basis.

SECTION 4. Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that the Seller and Purchaser shall each pay half (50%) of all fees due to the Escrow Agent pursuant to the Escrow Agreement.

SECTION 5. Survival of Representations and Warranties. All representations and warranties of each of the Purchaser and the Seller shall survive completion of the Transfer. Each of the Purchaser and the Seller may rely upon this Agreement for the purpose of assuring the other party’s compliance with applicable law.

SECTION 6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall sent via e-mail and shall be deemed received on the business day following the date of sending to the party’s address set forth on the signature pages hereto or at such other address as such party may designate by one of the indicated means of notice herein to the other party hereto.

SECTION 7. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. Neither party may assign any of its rights and obligations under this Agreement without the prior written consent of the other party, and any attempted or purported assignment thereof without such consent shall be null and void.

SECTION 8. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be interpreted so as to comply with the ruling of such court, and such holding shall in no way affect, invalidate, or render unenforceable any other provision hereof.

SECTION 9. Entire Agreement. The Transaction Agreements represent the entire agreement of the parties thereto with respect to the matters contemplated thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth therein.

SECTION 10. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 11. Further Assurances; Third Party Beneficiary. Each of the Seller and the Purchaser hereby agrees that it will execute and deliver any and all further agreements, certificates, instruments and documents, and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement (including requesting that the Company furnish an opinion of counsel to its transfer agent for the Transfer of the shares of Common Stock). The Company may rely on each of the Purchaser’s and the Seller’s representations and warranties set forth herein as if such representations and warranties were made to the Company.

SECTION 12. Governing Law; Jurisdiction. This Agreement and all of the terms, conditions and provisions hereof shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to conflicts of law provisions thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under the Transaction Agreements shall be brought solely in a federal or state court located in the County of Wilmington in the State of Delaware. By their execution hereof, the parties hereby irrevocably submit to the in personam jurisdiction of the federal and state courts located in the County of Wilmington in the State of Delaware. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

SECTION 13. Waiver of Jury Trial; Remedies. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.

SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement as of the date first above written.

SELLER:

EPSILON ACQUISITIONS LLC

By:	/s/ Alonso Ancira

Name:	Alonso Ancira

Title:	Managing Member

Address:
Email:

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase Agreement as of the date first above written.

PURCHASER:

DRUMCLIFFE PARTNERS IV SMA1, LLC

By:	2019 OMEX Derivative Series A, LLC, its Manager

By:	/s/ Scott Vincent
Name:	Scott Vincent
Title:	Managing Member

Address:

Email: